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                         COMMUNITY FINANCIAL GROUP, INC.

Exhibit 99.1:   Press release dated April 9, 1999.





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                              THE BANK OF NASHVILLE
                            FORMS JOINT VENTURE WITH
                          MOORELAND TITLE COMPANY, LLC

FOR IMMEDIATE RELEASE
CONTACT:    ANNE B. LIVINGSTON
            (615) 271-2049

     NASHVILLE, Tenn., April 9, 1999--Mack S. Linebaugh, Jr., President and CEO of The Bank of Nashville, today announced the formation of TBON-Mooreland Joint Venture, LLC, a joint venture of The Bank and Mooreland Title Company, LLC. The new company will be based in Brentwood, Tennessee and will provide title services from within the offices of Mooreland Title Company.

     "We are extremely pleased to have the opportunity to work with Kirk Waite, president of Mooreland Title Company, and his staff," said Linebaugh. "Our new company will have the ability to underwrite title insurance for most of The Bank's real estate loan transactions. In addition to reducing The Bank's cost of title insurance on some loans, it will also provide an additional source of fee income," concluded Linebaugh.

     TBON-Mooreland Joint Venture, LLC has been approved by the TN Department of Financial Institutions and will begin operations immediately.

     The Bank of Nashville is a wholly owned subsidiary of Community Financial Group, Inc. (NASDAQ: CFGI), a bank holding company headquartered in Nashville, Tennessee with assets of approximately $240 million. The Bank has offices located in Davidson and Williamson Counties with its Sumner County office to open in early May.